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                                                                    Exhibit 23.4

The Board of Directors
American Real Estate Investment Corporation
1670 Broadway - Suite 3350
Denver, Colorado  80202

Members of the Board:

      We hereby consent to the inclusion of our opinion letter to the Board of Directors of American Real Estate Investment Corporation (the "Company") within the Appendix to the Proxy Statement and Prospectus of the Company relating to the transactions between the Company and the Investor Group (as defined) and references thereto in such Proxy Statement and Prospectus under the captions "Summary - Opinion of Financial Advisor" and "Recommendation of the Company's Board of Directors - Opinion of Financial Advisor to the Company." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                              Donaldson, Lufkin, Jenrette Securities Corporation


                           By:  /s/ Michael S. Dana
                                ---------------------
                                Michael S. Dana


New York, New York
November 6, 1997